Exhibit 99.1

FOR IMMEDIATE RELEASE		August 2, 2011
Media Contact: Analyst Contacts:	Alan Bunnell, (602) 250-3376 Rebecca Hickman, (602) 250-5668 Geoffrey Wendt, (602) 250-5643
Web site:	pinnaclewest.com

PINNACLE WEST REPORTS SECOND-QUARTER RESULTS

•            Unusually mild weather and higher infrastructure-related costs reduced quarter-versus-quarter earnings

•            Higher retail electricity sales and lower operations and maintenance expenses help offset negative variables

•            Company revises 2011 earnings guidance

PHOENIX — Pinnacle West Capital Corp. (NYSE: PNW) today reported consolidated net income attributable to common shareholders of $86.7 million, or $0.79 per diluted share of common stock, for the quarter ended June 30, 2011. This result compares with net income attributable to common shareholders of $114.8 million, or $1.07 per diluted share, for the same quarter in 2010.

Excluding results of discontinued operations, Pinnacle West’s consolidated on-going earnings in the 2011 second quarter were $86.0 million, or $0.78 per share, compared with on-going earnings of $88.5 million or $0.82 per share, in the same period a year ago. On-going earnings for both periods exclude results of discontinued operations primarily related to APS Energy Services, the Company’s unregulated energy services subsidiary. A reconciliation of reported earnings to on-going earnings is provided at the end of this release.

“Temperatures significantly below historical averages adversely impacted our second-quarter results, as well as our full-year earnings outlook,” said Pinnacle West Chairman, President and Chief Executive Officer Don Brandt. “This quarter’s extremely mild weather reduced retail sales, and the trend continued through most of July.

“Operationally, we remain committed to our strategies to create value for customers and investors by maintaining excellence in operations, investing in Arizona’s sustainable energy future, cultivating an improving regulatory framework and strengthening our financial profile.”

The second-quarter on-going results comparison was impacted negatively by the following factors:

•                  Unusually mild weather, especially in May and June, decreased the quarterly results by $0.02 per share compared to the 2010 second quarter, during which abnormally mild weather adversely affected earnings by $0.15 per share compared with historically normal conditions. In the 2011 second quarter, there were 375 residential cooling-degree days (a proxy for the effects of weather) — 26.8 percent less than normal and 1.6 percent less than the year-ago second quarter.

•                  Higher infrastructure-related costs decreased earnings by $0.07 per share, primarily related to higher property taxes and increased depreciation and amortization.

These factors were offset in part by the following positive items:

•                  Lower operations and maintenance expenses, primarily due to the timing and level of planned maintenance at the Company’s fossil-fueled generating plants, improved earnings by $0.03 per share. The variance excludes costs associated with renewable energy, demand-side management and similar regulatory programs, which are offset by comparable amounts of operating revenues.

•                  Higher retail customer sales — excluding the effects of weather variations, but including effects of energy efficiency programs — improved earnings by $0.02 per share. The increase was primarily related to higher electricity consumption by residential customers, reflecting continuing stabilization of the Arizona economy. Total weather-normalized retail electricity sales grew 0.7 percent compared to the same period a year ago. Likewise, Arizona Public Service Co.’s (APS) customer base increased about 0.3 percent over the same timeframe.

APS, the Company’s principal subsidiary, reported a 2.8 percent decrease in net income attributable to common shareholder. For the 2011 second-quarter, APS earned $87.7 million compared with income of $90.2 million in the similar 2010 period.

2011 Earnings Outlook

Pinnacle West expects its 2011 consolidated on-going earnings will be in the range of $2.75 to $2.90 per diluted share. The Company lowered its expectations from a range of $3.00 to $3.15 per diluted share primarily because of abnormally mild weather in the first seven months of the year and higher estimated property taxes, partially offset by lower estimated interest expense.

Key factors and assumptions underlying the outlook remain unchanged, except for the following:

•                  Actual weather for the first seven months of the year and normal weather patterns for the remainder of the year;

•                  Total electricity gross margin (operating revenues, net of fuel and purchased power expenses, excluding Renewable Energy Surcharge and similar rate adjustors) of about $2.01 billion to $2.06 billion, which was previously expected to be $2.05 billion to $2.10 billion;

•                  Operating expenses (operations and maintenance, excluding costs for Renewable Energy Standard and similar regulatory programs; depreciation and amortization; and taxes other than income taxes) of about $1.33 billion to $1.36 billion, which were previously expected to be $1.32 billion to $1.35 billion; and

•                  Interest expense, net of allowances for borrowed and equity funds used during construction, of about $195 million to $205 million, which was previously expected to be $200 million to $210 million.

Conference Call and Web Cast

Pinnacle West invites interested parties to listen to the live web cast of management’s conference call to discuss the Company’s 2011 second-quarter results, as well as recent developments, at 12 noon (ET) today, August 2. The webcast can be accessed at pinnaclewest.com/presentations and will be available for replay on the website for 30 days. To access the live conference call by telephone, dial (877) 407-8035 or (201) 689-8035 for international callers. A replay of the call also will be available until 11:55 p.m. (ET), Tuesday, August 9, 2011, by calling (877) 660-6853 in the U.S. and Canada or (201) 678-7415 internationally and entering Account number 286, followed by Conference ID number 374825.

General Information

Pinnacle West Capital, an energy holding company based in Phoenix, has consolidated assets of about $12.5 billion, more than 6,300 megawatts of generating capacity and about 6,700 employees in Arizona and New Mexico. Through its principal subsidiary, Arizona Public Service, the Company provides retail electricity service to more than 1.1 million Arizona homes and businesses. For more information about Pinnacle West, visit the Company’s website at pinnaclewest.com.

Dollar amounts in this news release are after income taxes.  Earnings per share amounts are based on average diluted common shares outstanding.  For more information on Pinnacle West’s operating statistics and earnings, please visit pinnaclewest.com/investors.

PINNACLE WEST CAPITAL CORPORATION

NON-GAAP FINANCIAL MEASURE RECONCILIATION

NET INCOME ATTRIBUTABLE TO COMMON SHAREHOLDERS

(GAAP MEASURE) TO ON-GOING EARNINGS

(NON-GAAP FINANCIAL MEASURE)

	Three Months Ended June 30, 2011		Three Months Ended June 30, 2010
	Dollars in Millions	Diluted EPS	Dollars in Millions	Diluted EPS

Net Income Attributable to Common Shareholders	$86.7	$0.79	$114.8	$1.07
Adjustment:
Discontinued operations, primarily related to APS Energy Services	(0.7)	(0.01)	(26.3)	(0.25)
On-going Earnings	$86.0	$0.78	$88.5	$0.82

NON-GAAP FINANCIAL INFORMATION

In this press release, we refer to “on-going earnings (loss).” On-going earnings is a “non-GAAP financial measure,” as defined in accordance with U.S. Securities and Exchange Commission rules. We believe on-going earnings (loss) provide investors with a useful indicator of our results that is comparable among periods because it excludes the effects of unusual items that may occur on an irregular basis. Investors should note that these non-GAAP financial measures involve judgments by management, including whether an item is classified as an unusual item. We use on-going earnings (loss), or similar concepts, to measure our performance internally in reports for management.

FORWARD-LOOKING STATEMENTS

This press release contains forward-looking statements based on our current expectations, including statements regarding our 2011 earnings outlook.  These forward-looking statements are often identified by words such as “estimate,” “predict,” “may,” “believe,” “plan,” “expect,” “require,” “intend,” “assume” and similar words. Because actual results may differ materially from expectations, we caution readers not to place undue reliance on these statements.  A number of factors could cause future results to differ materially from historical results, or from outcomes currently expected or sought by Pinnacle West or APS.  These factors include, but are not limited to:

•                  our ability to achieve timely and adequate rate recovery of our costs, including returns on debt and equity capital;

•                  our ability to manage capital expenditures and other costs while maintaining reliability and customer service levels;

•                  variations in demand for electricity, including those due to weather, the general economy, customer and sales growth (or decline), and the effects of energy conservation measures and distributed generation;

•                  power plant performance and outages;

•                  volatile fuel and purchased power costs;

•                  fuel and water supply availability;

•                  regulatory and judicial decisions, developments and proceedings;

•                  new legislation or regulation including those relating to greenhouse gas emissions, renewable energy mandates, nuclear plant operations and energy efficiency standards;

•                  our ability to meet renewable energy requirements and recover related costs;

•                  risks inherent in the operation of nuclear facilities, including spent fuel disposal uncertainty;

•                  competition in retail and wholesale power markets;

•                  the duration and severity of the economic decline in Arizona and current real estate market conditions;

•                  the cost of debt and equity capital and the ability to access capital markets when required;

•                  changes to our credit ratings;

•                  the investment performance of the assets of our nuclear decommissioning trust, pension, and other postretirement benefit plans and the resulting impact on future funding requirements;

•                  the liquidity of wholesale power markets and the use of derivative contracts in our business;

•                  potential shortfalls in insurance coverage;

•                  new accounting requirements or new interpretations of existing requirements;

•                  generation, transmission and distribution facility and system conditions and operating costs;

•                  the ability to meet the anticipated future need for additional baseload generation and associated transmission facilities in our region;

•                  the willingness or ability of our counterparties, power plant participants and power plant land owners to meet contractual or other obligations or extend the rights for continued power plant operations;

•                  technological developments affecting the electric industry; and

•                  restrictions on dividends or other provisions in our credit agreements and Arizona Corporation Commission orders.

These and other factors are discussed in Risk Factors described in Item 1A of the Pinnacle West/APS Annual Report on Form 10-K for the fiscal year ended December 31, 2010 and in Part II, Item 1A of the Pinnacle West/APS Quarterly Report on Form 10-Q for the quarter ended June 30, 2011, which readers should review carefully before placing any reliance on our financial statements, disclosures or our earnings outlook.  Neither Pinnacle West nor APS assumes any obligation to update these statements, even if our internal estimates change, except as required by law.

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PINNACLE WEST CAPITAL CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

(unaudited)

( dollars and shares in thousands, except per share amounts)

	THREE MONTHS ENDED		SIX MONTHS ENDED
	JUNE 30,		JUNE 30,
	2011	2010	2011	2010
Operating Revenues
Regulated electricity segment	$798,669	$799,416	$1,446,643	$1,410,841
Other revenues	1,130	3,379	2,003	4,216
Total	799,799	802,795	1,448,646	1,415,057

Operating Expenses
Regulated electricity segment fuel and purchased power	244,049	251,800	456,056	467,340
Operations and maintenance	210,590	213,609	465,619	419,922
Depreciation and amortization	106,617	102,995	213,200	203,629
Taxes other than income taxes	40,155	31,682	77,779	63,405
Other expenses	1,396	1,325	3,216	2,403
Total	602,807	601,411	1,215,870	1,156,699

Operating Income	196,992	201,384	232,776	258,358

Other
Allowance for equity funds used during construction	5,924	5,504	11,319	10,893
Other income	557	943	2,247	1,892
Other expense	(3,186)	(5,650)	(4,927)	(7,176)
Total	3,295	797	8,639	5,609

Interest Expense
Interest charges	60,140	60,751	121,217	121,518
Allowance for borrowed funds used during construction	(3,856)	(3,072)	(7,432)	(6,091)
Total	56,284	57,679	113,785	115,427

Income From Continuing Operations Before Income Taxes	144,003	144,502	127,630	148,540

Income Taxes	50,818	51,188	44,813	43,535

Income From Continuing Operations	93,185	93,314	82,817	105,005

Income From Discontinued Operations
Net of Income Taxes	654	26,252	1,348	13,664

Net Income	93,839	119,566	84,165	118,669

Less: Net income attributable to noncontrolling interests	7,154	4,769	12,615	9,886

Net Income Attributable To Common Shareholders	$86,685	$114,797	$71,550	$108,783

Weighted-Average Common Shares Outstanding - Basic	109,044	107,355	108,939	104,431

Weighted-Average Common Shares Outstanding - Diluted	109,718	107,764	109,540	104,857

Earnings Per Weighted-Average Common Share Outstanding
Income from continuing operations attributable to common shareholders - basic	$0.79	$0.82	$0.64	$0.91
Net income attributable to common shareholders - basic	$0.80	$1.07	$0.66	$1.04
Income from continuing operations attributable to common shareholders - diluted	$0.78	$0.82	$0.64	$0.91
Net income attributable to common shareholders - diluted	$0.79	$1.07	$0.65	$1.04

Amounts Attributable To Common Shareholders
Income from continuing operations, net of tax	$86,001	$88,536	$70,163	$95,099
Discontinued operations, net of tax	684	26,261	1,387	13,684
Net income attributable to common shareholders	$86,685	$114,797	$71,550	$108,783